Exhibit 99.1

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Record First Quarter Results
Completes Acquisition of The Wilber Corporation

SYRACUSE, N.Y. — April 26, 2011 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2011 net income of $16.2 million, an increase of 15.4% over the $14.0 million  reported for the first quarter of 2010.  The first quarter 2011 results included $0.7 million ($0.01 per share) of acquisition expenses related to the Company’s acquisition of The Wilber Corporation, completed in early April.  Earnings per share were up 14.3% over the prior year to $0.48, a record for the Company’s first quarter.

Total revenue for the first quarter of 2011 was $66.4 million, an increase of $1.4 million, or 2.1%, over the first quarter of last year.  The higher revenue was a result of a 1.3% increase in average earning assets and a 15-basis point improvement in the Company’s net interest margin to 4.08%.  The quarterly provision for loan losses of $1.1 million was $0.8 million lower than the first quarter of 2010, reflective of lower net charge-offs, the continuation of generally stable and favorable asset quality metrics and a net decline in loan balances.  Total operating expenses of $42.6 million (excluding acquisition expenses) for the quarter were $1.6 million, or 3.5%, lower than the first quarter of 2010, reflective of ongoing cost management initiatives, and lower intangible amortization.

“Our strong first quarter operating results reflect the discipline we endeavor to bring to our operating model and to our decision making.  Our continued focus on both sides of the balance sheet and the top and bottom of the income statement, along with the continued strength of asset quality produced record operating results for the first quarter of 2011,” said President and Chief Executive Officer Mark E. Tryniski.  “In an operating environment that continues to challenge many, we grew net interest income, improved our net interest margin, generated organic core deposit growth and effectively managed our operating costs.  We also delivered another quarter of sound asset quality, with net charge-offs of $1.4 million, or 0.19% of average loans.  We announced the completion of the acquisition of The Wilber Corporation earlier this month, a strategic acquisition which provided entry into adjoining markets and substantially expands our presence in the eastern half of Upstate New York.  The transaction is expected to be accretive to earnings per share in 2011, exclusive of one-time acquisition related charges.”

First quarter net interest income grew to $45.5 million, an increase of 5.2% above first quarter 2010, resulting from an increase in interest-earning assets and a higher net interest margin.  The Company has productively reinvested most of its cash flow generation during the last year, while still retaining a significant net liquidity position.  Low market interest rates and continued disciplined deposit pricing resulted in a 25-basis point reduction in the total cost of funds, compared to the first quarter of 2010.  This was partially offset by an 11-basis point decline in earning asset yields, including cash equivalents, reflective of lower, but generally stable securities returns and lower loan yields.  On a linked quarter basis the Company’s net interest margin improved one basis point, reflective of a seven-basis point reduction in the cost of funds and a six-basis point decline in earning asset yields.

Community Bank System, Inc.

First quarter non-interest income of $20.8 million was 4.0% lower than the first quarter of last year, the result of a decline in mortgage-banking related revenues as well as lower customer utilization of certain fee-based deposit services.  The Company’s employee benefits administration and consulting businesses and its wealth management groups generated combined revenue results that were consistent with the first quarter of 2010.

Quarterly operating expenses of $42.6 million (excluding acquisition expenses) were $1.6 million below the first quarter of 2010, reflective of a $1.0 million reduction in intangible amortization and continued solid cost management across all functional areas of the Company.  Despite year-over-year increases in merit-based compensation and business development costs, the Company achieved a net reduction in total operating expenses compared to the first quarter of last year.

Financial Position

Average earning assets for the first quarter were $4.92 billion, modestly above the fourth quarter of 2010, and 1.3% higher than the first quarter of last year.  Ending loans declined $25.9 million from December 2010, reflective of seasonal run-off characteristics experienced in the first quarter of six of the last seven years, as well as reductions in consumer real estate loans outstanding as the majority of the Company’s new, low-rate originations continued to be sold into the secondary market.  Average investment securities, including cash equivalents of $159.0 million, increased $94.4 million in the quarter.  Quarterly average deposits were nearly 1% higher than the first quarter of 2010 and included the continuation of our targeted trend of a higher proportion of core (non-time) deposit balances, which increased $250.8 million from the first quarter of 2010.  Average borrowings for the quarter of $830.5 million were down $26.2 million from the first quarter of 2010.  Quarter-end shareholders’ equity of $624.1 million was $45.7 million higher than March 31, 2010.  The Company’s net tangible equity to net tangible assets ratio improved to 6.36% at quarter-end, up 93 basis points from the end of last year’s first quarter.

“We continued to improve operating results in the first quarter of 2011 despite soft market conditions,” said Mr. Tryniski.  “Improvement in net interest margins, effective cost management, and the continuation of favorable asset quality enabled us to produce record first quarter earnings, and reflects the effectiveness of our disciplined and balanced approach to business regardless of economic or market conditions.”

Asset Quality

First quarter net charge-offs were $1.4 million, compared to $1.6 million in the first quarter of 2010, and $2.0 million in the fourth quarter of 2010, a continuation of the Company’s stable and favorable asset quality trends.

Nonperforming loans as a percentage of total loans at March 31, 2011 were 0.59%, down slightly from 0.61% at the end of December 2010, and 0.63% at March 31, 2010.  The total delinquency ratio of 1.46% was up 3 basis points from March 31, 2010, and down 45 basis points from the seasonally higher 1.91% level reported at December 31, 2010.  Quarter-end nonperforming assets to total assets of 0.35%, was three basis points lower than both the end of last year’s first and fourth quarters.  These favorable asset quality metrics continue to be noticeably better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.

The first quarter provision for loan losses of $1.1 million was $0.9 million lower than the fourth quarter of 2010 and $0.8 million below the first quarter of 2010.  The first quarter’s provision for loan losses was $0.36 million lower than quarterly net charge-offs, indicative of improved delinquency ratios, a reduction in non-performing assets and a net decrease in total loan balances.  The ratio of allowance for loan losses to total loans outstanding was 1.40% as of March 31, 2011, compared to 1.40% at December 31, 2010, and 1.37% at the end of the first quarter 2010.

Community Bank System, Inc.

Community Bank System Completes the Acquisition of The Wilber Corporation

On April 8, 2011, the Company completed the acquisition of The Wilber Corporation (NYSE Amex: GIW), parent company of the Wilber National Bank based in Oneonta, NY, for approximately $102 million in stock and cash.  The acquisition extends the Bank’s New York service area to the contiguous Central, Greater Capital, and Catskills regions of Upstate New York.  Upon the completion of the merger, Community Bank added 22 branch locations in eight counties and deposits of approximately $750 million.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (April 27, 2011) to discuss first quarter results.  The conference call can be accessed at 1-877-551-8082 (1-904-520-5770 if outside United States and Canada).  An audio recording will be available one hour after the call until June 30, 2011, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2627271.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=77708.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.3 billion in assets and over 170 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits consulting and trust administration firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in four northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the Company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011	2010
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$42,297	$44,085	$45,094	$44,851	$44,673
Investment income	17,990	17,924	17,503	17,772	16,379
Total interest income	60,287	62,009	62,597	62,623	61,052
Interest expense	14,764	15,876	16,273	16,678	17,770
Net interest income	45,523	46,133	46,324	45,945	43,282
Provision for loan losses	1,050	1,935	1,400	2,050	1,820
Net interest income after provision for loan losses	44,473	44,198	44,924	43,895	41,462
Deposit service fees	9,685	10,321	11,180	11,337	10,519
Mortgage banking revenues	396	1,408	1,215	592	483
Other banking services	398	462	863	523	440
Trust, investment and asset management fees	2,180	2,391	2,400	2,666	2,376
Benefit plan administration, consulting and actuarial fees	8,183	7,201	7,256	7,260	7,899
Total noninterest income	20,842	21,783	22,914	22,378	21,717
Salaries and employee benefits	23,111	22,900	23,056	22,509	22,936
Professional fees	1,339	1,714	1,013	1,505	1,300
Occupancy and equipment and furniture	6,057	5,520	5,574	5,614	6,225
Amortization of intangible assets	901	972	1,277	1,849	1,859
FDIC insurance	1,361	1,182	1,599	1,485	1,572
Acquisition expenses & special charges	691	1,107	57	199	0
Other	9,856	10,726	11,776	11,059	10,301
Total operating expenses	43,316	44,121	44,352	44,220	44,193
Income before income taxes	21,999	21,860	23,486	22,053	18,986
Income taxes	5,839	5,966	6,224	5,891	4,984
Net income	$16,160	$15,894	$17,262	$16,162	$14,002
Basic earnings per share	$0.48	$0.48	$0.52	$0.49	$0.42
Diluted earnings per share	$0.48	$0.47	$0.51	$0.48	$0.42
Profitability
Return on assets	1.19%	1.15%	1.25%	1.19%	1.05%
Return on equity	10.70%	10.27%	11.28%	11.12%	9.91%
Noninterest income/operating income (FTE) (1)	29.6%	30.3%	31.4%	31.0%	31.6%
Efficiency ratio (2)	59.2%	57.9%	57.9%	58.0%	61.6%
Components of Net Interest Margin (FTE)
Loan yield	5.73%	5.73%	5.81%	5.87%	5.91%
Cash equivalents yield	0.25%	0.25%	0.27%	0.25%	0.25%
Investment yield	5.01%	5.00%	4.84%	4.97%	5.06%
Earning asset yield	5.30%	5.36%	5.41%	5.48%	5.41%
Interest-bearing deposit rate	0.75%	0.86%	0.90%	0.96%	1.08%
Borrowing rate	4.28%	4.28%	4.28%	4.28%	4.34%
Cost of all interest-bearing funds	1.47%	1.56%	1.59%	1.64%	1.77%
Cost of funds (includes DDA)	1.25%	1.32%	1.35%	1.39%	1.50%
Net interest margin (FTE)	4.08%	4.07%	4.08%	4.10%	3.93%
Fully tax-equivalent adjustment	$3,969	$3,865	$3,788	$3,835	$3,712

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011		2010
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$3,005,926	$3,061,060	$3,088,590	$3,074,259	$3,076,230
Cash equivalents	159,044	105,242	50,484	64,731	187,030
Taxable investment securities	1,188,182	1,159,110	1,182,243	1,204,551	1,071,958
Nontaxable investment securities	565,564	554,014	550,660	524,697	518,959
Total interest-earning assets	4,918,716	4,879,426	4,871,977	4,868,238	4,854,177
Total assets	5,487,618	5,481,129	5,474,952	5,454,073	5,425,045
Interest-bearing deposits	3,234,986	3,206,327	3,217,831	3,252,025	3,222,093
Borrowings	830,454	831,025	832,568	837,356	856,662
Total interest-bearing liabilities	4,065,440	4,037,352	4,050,399	4,089,381	4,078,755
Noninterest-bearing deposits	739,515	743,698	736,203	717,171	716,172
Shareholders' equity	$612,559	$613,734	$606,912	$582,715	$573,047
Balance Sheet Data
Cash and cash equivalents	$296,938	$211,837	$179,556	$133,967	$208,267
Investment securities	1,792,246	1,742,324	1,769,149	1,757,967	1,746,565
Loans:
Business lending	1,006,114	1,023,286	1,045,849	1,061,828	1,048,841
Consumer mortgage	1,055,164	1,057,332	1,065,297	1,064,471	1,049,398
Home equity	299,925	305,936	312,396	312,118	312,502
Consumer installment - indirect	500,058	494,813	508,502	511,810	515,496
Consumer installment - direct	139,183	144,996	148,353	140,924	136,285
Total loans	3,000,444	3,026,363	3,080,397	3,091,151	3,062,522
Allowance for loan losses	42,147	42,510	42,610	42,603	42,095
Intangible assets	311,076	311,714	312,686	313,963	315,812
Other assets	190,815	194,778	197,039	193,357	194,729
Total assets	5,549,372	5,444,506	5,496,217	5,447,802	5,485,800
Deposits
Noninterest-bearing	754,892	741,166	738,994	713,544	724,097
Non-maturity interest-bearing	2,361,312	2,272,013	2,253,447	2,203,686	2,166,727
Time	904,827	920,866	973,894	1,022,745	1,097,453
Total deposits	4,021,031	3,934,045	3,966,335	3,939,975	3,988,277
Borrowings	728,385	728,460	729,508	729,557	754,606
Subordinated debt held by unconsolidated subsidiary trusts	102,030	102,024	102,018	102,012	102,005
Other liabilities	73,826	72,719	82,556	76,438	62,515
Total liabilities	4,925,272	4,837,248	4,880,417	4,847,982	4,907,403
Shareholders' equity	624,100	607,258	615,800	599,820	578,397
Total liabilities and shareholders' equity	5,549,372	5,444,506	5,496,217	5,447,802	5,485,800
Capital
Tier 1 leverage ratio	8.42%	8.23%	7.99%	7.75%	7.56%
Tangible equity / net tangible assets (3)	6.36%	6.14%	6.21%	5.92%	5.43%
Diluted weighted average common shares O/S	33,989	33,786	33,606	33,570	33,327
Period end common shares outstanding	33,429	33,319	33,162	33,146	33,081
Cash dividends declared per common share	$0.24	$0.24	$0.24	$0.24	$0.22
Book value	$18.67	$18.23	$18.57	$18.10	$17.48
Tangible book value(3)	$10.01	$9.49	$9.74	$9.20	$8.51
Common stock price (end of period)	$24.27	$27.77	$23.01	$22.03	$22.78

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011	2010
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$14,953	$15,378	$16,025	$18,798	$18,251
Accruing loans 90+ days delinquent	2,774	3,091	1,863	2,076	930
Total nonperforming loans	17,727	18,469	17,888	20,874	19,181
Other real estate owned (OREO)	1,945	2,011	2,689	1,555	1,479
Total nonperforming assets	19,672	20,480	20,577	22,429	20,660
Net charge-offs	1,413	2,035	1,393	1,542	1,635
Loan loss allowance/loans outstanding	1.40%	1.40%	1.38%	1.38%	1.37%
Nonperforming loans/loans outstanding	0.59%	0.61%	0.58%	0.68%	0.63%
Loan loss allowance/nonperforming loans	238%	230%	238%	204%	219%
Net charge-offs/average loans	0.19%	0.26%	0.18%	0.20%	0.22%
Delinquent loans/ending loans	1.46%	1.91%	1.64%	1.45%	1.43%
Loan loss provision/net charge-offs	74%	95%	100%	133%	111%
Nonperforming assets/total assets	0.35%	0.38%	0.37%	0.41%	0.38%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, special charges and gain (loss) on investment securities.
(3) Includes deferred tax liabilities (of approximately $21.6 million at 3/31/11) related to tax deductible goodwill.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.